Exhibit (b)

CREDIT AGREEMENT

between

ALPHA CORE STRATEGIES FUND,

as Borrower

and

BANK OF MONTREAL

(CHICAGO BRANCH),

as Lender

dated as of

March 17, 2023

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-ii-

EXHIBIT A	—	Revolving Credits Note
EXHIBIT B	—	Notice of Borrowing
EXHIBIT C	—	Compliance Certificate
EXHIBIT D	—	Fund of Fund Portfolio Information Template
EXHIBIT E	—	Commitment Amount Increase Request
SCHEDULE I	—	Covenant Requirements

-iii-

CREDIT AGREEMENT

This Credit Agreement is entered into as of March 17, 2023 by and between Alpha Core Strategies Fund, a Delaware statutory trust (the “Borrower”), and Bank of Montreal (Chicago Branch) (the “Lender”). All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 4.1 hereof.

PRELIMINARY STATEMENT

WHEREAS, the Borrower is party to a Credit Agreement, dated as of February 29, 2012 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Original Credit Agreement”), with the Lender;

WHEREAS, the Borrower and the Lender desire to amend and restate the Original Credit Agreement to make certain changes as set forth below;

WHEREAS, the Borrower has requested, and the Lender has agreed to extend, certain credit facilities on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. THE CREDIT FACILITIES.

Section 1.1. Revolving Credit Commitment. Subject to the terms and conditions hereof, the Lender agrees to extend a revolving credit (the “Revolving Credit”) to the Borrower which may be availed of by the Borrower from time to time during the period from and including the date hereof to but not including the Termination Date (the “Commitment Period”), at which time the commitment of the Lender to extend credit under the Revolving Credit shall expire. The maximum amount of the Revolving Credit which the Lender agrees to extend to the Borrower shall be the Lender’s Commitment as then in effect. The Revolving Credit may be utilized by the Borrower in the form of Loans, all as more fully hereinafter set forth, provided, that the aggregate amount of all Loans made to the Borrower at any one time outstanding shall not exceed the lesser of (a) the Commitment, and (b) the Borrowing Limit. During the Commitment Period, the Borrower may utilize the Revolving Credit by borrowing, repaying and reborrowing Loans in whole or in part, all in accordance with the terms and conditions of this Agreement.

Section 1.2. The Loans. (a) Subject to the terms and conditions hereof, the Revolving Credit may be availed of by the Borrower in the form of revolving loans (individually a “Loan” and collectively the “Loans”). Each Loan shall be in a minimum amount of $500,000 or any greater amount that is an integral multiple of $100,000. Each Loan shall mature on the Termination Date.

(b) The Borrower hereby unconditionally promises to pay to the Lender the then-unpaid principal amount of each Loan made by the Lender to the Borrower on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to this Agreement). The Borrower hereby further agrees to pay to the Lender interest on the unpaid principal amount of the Loans made to the Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 1.5.

(c) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing Loans made to the Borrower by the Lender from time to time, including (i) the amounts of principal and interest due and payable or to become due and payable from the Borrower to the Lender hereunder, and (ii) the amount of any sum received by the Lender from the Borrower. The entries made in the accounts of the Lender maintained pursuant to this Section 1.2(c) shall, other than in the case of manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded, provided, however, that the failure of the Lender to maintain any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by the Lender in accordance with the terms of this Agreement.

(d) The Borrower shall execute and deliver to the Lender a revolving credit note evidencing the Loans of the Lender to the Borrower, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (the “Note”). Without regard to the principal amount of the Note stated on its face, the actual principal amount at any time outstanding and owing by the Borrower on account of the Note shall be the sum of all Loans made hereunder less all payments of principal actually received by the Lender with respect to such Loans.

Section 1.3. Manner and Disbursement of Loans. The Borrower shall give written notice to the Lender (each, a “Notice of Borrowing”) substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or in such other form acceptable to the Lender, by no later than 11:00 a.m. (Chicago time) on the date the Borrower requests the Lender to make a Loan hereunder. Each such notice shall specify the date of the Loan requested (which must be a Business Day) and the amount of such Loan. The Borrower agrees that the Lender may rely upon any written notice given by any person the Lender in good faith reasonably believes is an Authorized Representative without the necessity of independent investigation. Subject to the provisions of Section 6 hereof, the proceeds of each Loan shall be made available to the Borrower by wire transfer in U.S. Dollars in accordance with that certain Master Letter of Direction dated as of the date hereof from the Borrower to the Lender (or in accordance with any other written direction from the Borrower executed by two Authorized Representatives of the Borrower) on the date specified in the Notice of Borrowing if such Notice of Borrowing has been given no later than 11:00 a.m. (Chicago time), or if given after 11:00 a.m. (Chicago time), on the next Business Day.

Section 1.4. Appointment of Advisor as Agent for Borrower. The Borrower hereby irrevocably appoints the Advisor as its agent under the Loan Documents, to make requests on the Borrower’s behalf for Loans, and to take any other action contemplated under the Loan Documents. Unless otherwise notified by the Borrower in writing, the Lender shall be entitled to conclusively presume that any action by the Advisor under the Loan Documents is taken on behalf of the Borrower whether or not the Advisor so indicates.

Section 1.5. Interest Rate. (a) The outstanding principal balance of the Loans shall bear interest (which the Borrower hereby promises to pay at the rates and at the times set forth herein) prior to maturity at the rate per annum determined by adding one and three-quarters of one percent (1.75%) to the Adjusted Term SOFR rate as in effect from time to time, and after maturity (whether by lapse of time, acceleration or otherwise), whether before or after judgment until payment in full thereof, or at the election of the Lender upon notice to the Borrower during the existence of any Event of Default, at the rate per annum determined by adding two percent (2.0%) to the interest rate which would otherwise be applicable thereto from time to time. Any change in the interest rate on the Loans resulting from a change in the Adjusted Term SOFR rate shall be effective on the date of the relevant change in the Adjusted Term SOFR rate. Interest on the Loans shall be computed on the basis of a year of 360 days for the actual number of days elapsed. Interest on the Loans shall be payable monthly in arrears on the last day of each month in each year (commencing on the first such date occurring after the date hereof) and at maturity, and interest after maturity shall be due and payable on demand.

(b) The foregoing notwithstanding, during any period of time during which the Adjusted Term SOFR rate is not available prior to the Benchmark Replacement Date, the outstanding principal balance of the Loans shall bear interest (which the Borrower hereby promises to pay at the rates and at the times set forth herein) during such period at the rate per annum equal to the Base Rate as in effect from time to time, and after maturity (whether by lapse of time, acceleration or otherwise), whether before or after judgment until payment in full thereof, or at the election of the Lender upon notice to the Borrower during the existence of any Event of Default, at the rate per annum determined by adding two percent (2.0%) to the interest rate which would otherwise be applicable thereto from time to time. Any change in the interest rate on the Loans resulting from a change in the Base Rate shall be effective on the date of the relevant change in the Base Rate.

(c) The Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Lender and its affiliates or other related entities may engage in transactions that affect the calculation of the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Lender may select information sources or services in its reasonable discretion to ascertain the Benchmark or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.6. Change in Circumstance.

(a) Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law or regulation or in the interpretation thereof makes it unlawful for the Lender to make or continue to maintain any SOFR Loan or to perform its obligations as contemplated hereby, the Lender shall promptly give notice thereof to the Borrower and the Lender’s obligations to make or maintain SOFR Loans under this Agreement shall be suspended until it is no longer unlawful for the Lender to make or maintain SOFR Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected SOFR Loans, together with all interest accrued thereon and all other amounts then due and payable to the Lender under this Agreement; provided, subject to all of the terms and conditions of this Agreement, Borrower may then elect to borrow the principal amount of the affected SOFR Loans by means of Base Rate Loans.

(b) Inability to Determine Rates. Subject to Section 1.6(d), if, prior to the Borrowing of any SOFR Loans:

(i) the Lender determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii) the Lender reasonably determines that for any reason in connection with any request for a Loan that “Term SOFR” does not adequately and fairly reflect the cost to Lender of funding such Loan;

then the Lender will promptly so notify the Borrower. Upon notice thereof by the Lender to the Borrower, any obligation of the Lender to make Loans shall be suspended until the Lender revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans (to the extent of affected SOFR Loans) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans.

(c) Lending Offices. The Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower. To the extent reasonably possible, the Lender shall designate an alternative branch or funding office with respect to its SOFR Loans to reduce any liability of the Borrower to such Lender under Section 1.7 or to avoid the unavailability of SOFR Loans under Section 1.6(b), so long as such designation is not otherwise disadvantageous to the Lender.

(d) Effect of Benchmark Transition Event. Notwithstanding anything to the contrary herein or in any other Loan Document:

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 4:00 p.m. (Chicago time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Lender will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notice; Standards for Decisions and Determinations. The Lender will promptly notify the Borrower of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Lender will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to this Section 1.6(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lender pursuant to this Section 1.6(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion, in consultation with the Borrower, and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 1.6(d).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (2) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (B) if a tenor that was removed pursuant to clause (A) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Base Rate Loan.

Section 1.7. Increased Cost and Reduced Return. (a) If, on or after the date hereof, any Change in Law:

(i) shall subject the Lender (or its lending branch) to any tax, duty or other charge with respect to its SOFR Loans or the Note or its obligation to make SOFR Loans, or shall change the basis of taxation of payments to the Lender (or its lending branch) of the principal of or interest on its SOFR Loans, or any other amounts due under this Agreement or any other Loan Document in respect of its SOFR Loans or its obligation to make SOFR Loans (except for changes in the rate of tax on the overall net income of the Lender (or its lending branch) imposed by the jurisdiction in which the Lender’s principal executive office or lending branch is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the FRB) against assets of, deposits with or for the account of, or credit extended by, the Lender (or its lending branch) or shall impose on the Lender (or its lending branch) or on the interbank market any other condition affecting its SOFR Loans, the Note, or its obligation to make SOFR Loans;

and the result of any of the foregoing is to increase the cost to the Lender (or its lending branch) of making or maintaining any SOFR Loan, or to reduce the amount of any sum received or receivable by the Lender (or its lending branch) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by the Lender to be material, then, within fifteen (15) days after receipt by the Borrower of the certificate to be furnished pursuant to Section 1.7(c), the Borrower shall be obligated to pay to the Lender such additional amount or amounts as will compensate the Lender for such increased costs incurred or reduction suffered.

(b) If, after the date hereof, the Lender shall have determined that any Change in Law has had the effect of reducing the rate of return on the Lender’s capital as a consequence of its obligations hereunder to a level below that which the Lender could have achieved but for such Change in Law (taking into consideration the Lender’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, within fifteen (15) days after receipt by the Borrower of the certificate to be furnished pursuant to Section 1.7(c), the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for any such reduction suffered.

(c) A certificate of the Lender claiming compensation under this Section 1.7 and setting forth the additional amount or amounts to be paid to it hereunder and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall not be required to compensate the Lender pursuant to this Section 1.7 for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that the Lender delivers such certificate.

Section 1.8. Commitment Amount Increase. The Borrower may, from time to time, on any Business Day prior to the Termination Date, increase the aggregate amount of the Commitments by delivering a commitment amount increase request substantially in the form attached hereto as Exhibit E or in such other form acceptable to the Lender at least five (5) Business Days prior to the desired effective date of such increase (the “Commitment Amount Increase”); provided, however, that:

(a) the aggregate amount of all such Commitment Amount Increases shall not exceed $20,000,000,

(b) any Commitment Amount Increase shall be in an amount not less than $5,000,000 (or such lesser amount then agreed to by the Lender),

(c) there shall be no more than one Commitment Amount Increase during the term of this Agreement;

(d) no Default or Event of Default shall have occurred and be continuing at the time of the request or the effective date of the Commitment Amount Increase,

(e) the Borrower shall have paid to the Lender such fees as may be agreed upon in writing by the Borrower and the Lender in connection with the Commitment Amount Increase, including all reasonable and documented, out-of-pocket expenses of the Lender relating to any Commitment Amount Increase,

(f) all representations and warranties contained in Section 5 hereof and in the other Loan Documents shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) at the time of such request and on the effective date of such Commitment Amount Increase (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such date), and

(g) the Lender shall agree, in its sole discretion, to increase the Commitment Amount Increase (it being understood that the Lender may, unconditionally and without cause, decline the Commitment Amount Increase).

The effective date of the Commitment Amount Increase shall be as set forth in the related commitment amount increase request. It shall be a condition to such effectiveness that (a) if any SOFR Loans are outstanding on the date of such effectiveness, such SOFR Loans shall be deemed to be prepaid on such date and the Borrower shall pay any amounts owing to the Lender pursuant to Section 9.7 hereof and (b) the Borrower shall not have terminated any portion of the Commitments pursuant to Section 2.4 hereof.

SECTION 2. FEES, PREPAYMENTS, REDUCTIONS, AND TERMINATIONS.

Section 2.1. Commitment Fees. During the Commitment Period, the Borrower shall pay to the Lender an aggregate commitment fee in an amount equal to six tenths of one percent (0.60%) per annum of the average daily unused amount of the Commitment, calculated on the basis of a year of 360 days and actual days elapsed. Accrued fees payable hereunder shall be payable in arrears on the last day of each March, June, September and December in each year during the Commitment Period unless the Commitment is terminated in whole on an earlier date, in which event the commitment fee for the final period shall be paid on a pro-rated basis on the date of such earlier termination in whole. For the avoidance of doubt, all commitment fees accrued under the Original Credit Agreement through the date hereof shall be due and payable in accordance with the terms of the Original Credit Agreement.

Section 2.2. Voluntary Prepayments. The Borrower may prepay any Loan in whole or in part (but, if in part, then in an amount not less than $500,000) at any time upon prior notice to the Lender (such notice if received subsequent to 11:00 a.m. (Chicago time) on a given day to be treated as though received at the opening of business on the next Business Day) by paying to the Lender the principal amount to be prepaid and if such a prepayment prepays the Notes in full and is accompanied by the termination of the Commitment in whole in accordance with Section 2.4 hereof, accrued interest thereon to the date of prepayment.

Section 2.3. Mandatory Prepayments. The Borrower shall not permit the aggregate outstanding principal amount of all Loans obtained by it hereunder at any time to exceed the lesser of (i) the Commitment, and (ii) the Borrowing Limit. The Borrower exceeding the limits set forth in this Section 2.3 will within five (5) Business Days from the date such excess occurred, and without notice or demand, pay over the amount of the excess to the Lender as a mandatory prepayment on the Borrower’s outstanding Loans.

Section 2.4. Termination by the Borrower. The Borrower shall have the right, at any time and from time to time, upon at least three (3) Business Days prior notice to the Lender by the Advisor on behalf of the Borrower, to terminate without premium or penalty and in whole or in part, the Commitment or any portion thereof, provided that the Commitment may not be reduced to an amount less than the aggregate principal amount of the Loans then outstanding. Any termination of the Commitment pursuant to this Section may not be reinstated.

Section 2.5. Extension Option. At any time not earlier than sixty (60) days prior to, nor later than thirty (30) days prior to, the Termination Date then in effect (the “Anniversary Date”), the Borrower may request that the Lender extend the Anniversary Date to the date which is 364 days from the Anniversary Date. The Lender shall respond to such request no later than ten (10) days prior to the Anniversary Date and failure by the Lender to respond by such date shall indicate its unwillingness to agree to such requested extension. At any time more than sixty (60) days before such Anniversary Date, the Lender may propose, by written notice to the Borrower, an extension of this Agreement to such later date on such terms and conditions as the Lender may then require. If the extension of this Agreement to such later date is acceptable to the Borrower on the terms and conditions proposed by the Lender, the Borrower shall notify the Lender of their acceptance of such terms and conditions no later than the Anniversary Date, and such later date will become the Termination Date hereunder and this Agreement shall otherwise be amended in a manner mutually agreed between the Borrower and the Lender and as described in the Lender’s notice proposing the extension of this Agreement upon the Lender’s receipt of (i) an amendment to this Agreement signed by the Borrower and the Lender, and (ii) resolutions of the Borrower’s Board of Directors (or other governing body) authorizing such extension.

SECTION 3. PLACE AND APPLICATION OF PAYMENTS.

All payments of principal, interest, fees, and all other amounts payable hereunder made by the Borrower shall be made to the Lender at its office at 320 South Canal Street, Chicago, Illinois 60606 (or at such other place as the Lender may specify) no later than 3:00 p.m. (Chicago time) on the date any such payment is due or as the Lender may otherwise direct. Payments received by the Lender after 3:00 p.m. (Chicago time) (or after such later time as the Lender may otherwise direct) shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, and, except as provided in Section 9.13, without setoff or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions, and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of the Lender). All payments shall be applied (a) first, towards payment of interest and fees then due hereunder and under the other Loan Documents, and (b) second, towards payment of principal. The Borrower hereby irrevocably authorizes the Lender to make Loans from time to time hereunder (and any such Loan may be made by the Lender hereunder without regard to the provisions of Section 6 hereof), for payment of any obligations under this Agreement then due and payable (whether such payment is for interest then due on a Loan or otherwise); provided that the Lender shall not be under any obligation to make any such Loan under this Section, and the Lender shall incur no liability to the Borrower or any other Person for its failure to do so.

SECTION 4. DEFINITIONS; INTERPRETATION.

Section 4.1. Definitions. The terms hereinafter set forth when used herein shall have the following meanings:

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Adjusted Term SOFR” means, on any date the same is to be determined, the per annum rate equal to the sum of (i) Term SOFR in effect on such date plus (ii) 0.10% (10 basis points); provided, if Adjusted Term SOFR determined as provided above shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Advisor” means 50 South Capital Advisors, LLC.

“Affiliate” means any Person, directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event, any Person that owns, directly or indirectly, 20% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 20% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement entered into as of the date hereof between the Borrower and the Lender, as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anniversary Date” is defined in Section 2.5 hereof.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Borrower related to terrorism financing or money laundering, including any applicable provision of the Patriot Act.

“Authorized Representative” means those persons shown on the list of directors and officers provided by the Borrower and the Advisor pursuant to Section 6.1 hereof or on any update of any such list provided by the Borrower and the Advisor to the Lender, or any further or different director or officer of the Borrower or the Advisor so named by any Authorized Representative of the Borrower and Advisor in a written notice to the Lender.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date.

“Base Rate” shall mean, for any day, the rate per annum equal to the greater of: (i) the rate of interest announced or otherwise established by the Lender from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Lender’s best or lowest rate), and (ii) the Federal Funds Effective Rate, plus (y) 1/2 of 1%; provided, if the Base Rate determined as provided above shall ever be less than 0.00%, then Base Rate shall be deemed to be 0.00%.

“Base Rate Loans” means a Loan bearing interest at the Base Rate.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 1.6(d).

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Lender (in consultation with the Borrower) for the applicable Benchmark Replacement Date,

(a) the sum of (i) Daily Simple SOFR plus (ii) 0.10% (10 basis points); or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Lender and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness or non-compliance will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.6(d) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.6(d).

“Beneficial Ownership Regulations” means 31 C.F.R. § 1010.230.

“Borrower” is defined in the introductory paragraph to this Agreement.

“Borrowing” means the aggregate amount of Loans advanced on a single date. A Borrowing is “advanced” on the day the Lender advances funds comprising such Borrowing to the Borrower.

“Borrowing Limit” means, at any time the same is to be determined, an amount equal to ten (10%) of Total Eligible Asset Value at such time.

“Business Day” means any day (other than a Saturday or Sunday) on which banking institutions are not authorized or required to close in Chicago, Illinois.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Commitment” means the commitment of the Lender to make Loans hereunder, as such commitment may be reduced from time to time in accordance with the terms of this Agreement. The Commitment is $30,000,000 or such greater amount if the Commitment is increased pursuant to Section 1.8 hereof.

“Commitment Amount Increase” is defined in Section 1.8 hereof.

“Commitment Period” is defined in Section 1.1 hereof.

“Compliance Certificate” is defined in Section 7.4(c) hereof.

“Conforming Changes” means with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Lender decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Lender decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Lender in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for bilateral business loans; provided, that if the Lender decides that any such convention is not administratively feasible for the Lender, then the Lender (in consultation with the Borrower) may establish another convention in its reasonable discretion.

“Debt” means, with respect to any Person, the aggregate of:

(a) all indebtedness, obligations and liabilities of such Person with respect to borrowed money;

(b) all reimbursement and other obligations of such Person with respect to letters of credit, bankers’ acceptances, customer advances and other extensions of credit whether or not representing obligations for borrowed money;

(c) the aggregate of the principal components of all leases and other agreements with respect to such Person for the use, acquisition or retention of real or personal property which are required to be capitalized under GAAP consistently applied;

(d) all indebtedness, obligations and liabilities of such Person representing the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than ninety (90) days past due);

(e) all indebtedness secured by a Lien on any Property owned by such Person, to the extent of the value of such Lien;

(f) all Hedging Liability (including Permitted Hedging Transactions); and

(g) all guaranties, endorsements and other contingent obligations of such Person with respect to any of the foregoing.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Designated Jurisdiction” means, at any time, any country, region or territory which is itself the subject or target of any comprehensive Sanctions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“ERISA Affiliate” means any trade or business that, together with the Borrower, would be treated as a single employer under Section 4001(b) of ERISA.

“Event of Default” means any event or condition identified as such in Section 8.1 hereof.

“Excluded Taxes” means any of the following taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) withholding taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which the Lender changes its lending office, except in each case to the extent that, pursuant to Section 9.13, amounts with respect to such taxes were payable to the Lender immediately before it changed its lending office, (c) taxes attributable to the Lender’s failure or inability to comply with Section 9.13 and (d) any U.S. federal withholding taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate quoted to the Lender on such day on such transactions as determined by the Lender in a commercially reasonable manner.

“Floor” means the rate per annum of interest equal to zero percent (0.00%).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hedging Liability” means the liability of the Borrower in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as the Borrower may from time to time enter into.

“Illiquid Assets” means, at any date of determination, the fair market value of the

Borrower’s investments (or any portion thereof) in hedge funds: (i) where redemptions have been suspended or have been subject to application of a fund-level gate, (ii) that do not permit redemptions by the twelfth month-end immediately following the date of such determination, and (iii) that are held in Side Pockets.

“Lender” means Bank of Montreal (Chicago Branch), and its successors and assigns permitted hereunder.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, capital lease or other title retention arrangement having substantially the same economic effect as any of the foregoing.

“Loan” and “Loans” are defined in Section 1.2(a) hereof.

“Loan Documents” means this Agreement, the Note and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Material Adverse Change” or “Material Adverse Effect” means a material adverse change in or a material adverse effect on (i) the financial condition, operations, business or Property of the Borrower not caused by any movement in any financial markets, (ii) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, or (iii) the ability of the Lender to enforce the Loan Documents against the Borrower.

“Maximum Allocation” means the percentage of the aggregate fair market value of the Borrower’s Total Eligible Asset Value set forth on Schedule I attached hereto opposite the Borrower’s name under the caption “Maximum Allocation 7.21(b)” for purposes of Section 7.21(b) hereof and under the caption “Maximum Allocation 7.21(c)” for purposes of Section 7.21(c) hereof.

“Minimum Redeemable Amount” means the percentage set forth on Schedule I attached hereto opposite the Borrower’s name under the caption “Minimum Redeemable Amount.”

“Net Asset Value” means, at any date of determination by the Borrower or the Advisor, the value of the Borrower’s total assets minus the value of the Borrower’s total liabilities in each case as of the date of determination, as determined in accordance with valuation policies and procedures duly adopted by or on behalf of the Borrower from time to time, which such policies and procedures shall be reasonably acceptable to the Lender.

“Note” is defined in Section 1.2(d) hereof.

“Notice of Borrowing” is defined in Section 1.3 hereof.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Organizational Documents” means any articles of incorporation, articles of organization, articles and memorandum of association, certificate of limited partnership, declaration of trust, by-laws, limited liability company agreement, operating agreement, partnership agreement, offering memorandum or such other agreement under which the Borrower is organized, as each of the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Original Credit Agreement” is defined in the Preliminary Statement hereto.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)).

“Permitted Hedging Transaction” means hedging arrangements entered into by the Borrower pursuant to any ISDA Master Agreements and/or exchange-traded instruments with one or more counterparties, provided (i) the aggregate notional amount of such hedging arrangements shall not exceed the net assets of the Borrower at the time the Borrower enters into any such hedging arrangement, and (ii) the Borrower’s purpose for entering into such arrangements relates to (x) hedging its foreign currency denominated share capital or other equity interest or (y) other non-speculative purposes mutually agreed upon between the Borrower and the Lender (the

Lender’s consent not to be unreasonably withheld, conditioned or delayed).

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Plan Assets Regulation” means U.S. Department of Labor Regulation 2510.3-101, as modified by Section 3(42) of ERISA.

“Plan Investor” means an employee benefit plan as defined in Section 3(3) of ERISA that is subject to Part 4 of Title I of ERISA, a plan subject to Section 4975 of the Code or an entity whose underlying assets are considered “plan assets” under the Plan Assets Regulation.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“PTCE 84-14” is defined in Section 5.5(b)(i) hereof.

“QPAM” is defined in Section 5.5(b)(i) hereof.

“Register” is defined in Section 9.10 hereof.

“Relevant Governmental Body” means the FRB and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB and/or the Federal Reserve Bank of New York, or any successor thereto.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including the OFAC SDN List), the United States Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority, (b) any Person located, organized or resident in a Designated Jurisdiction or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) or (b) above.

“Sanctions” means all economic or financial sanctions, sectoral sanctions, secondary sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States government (including those administered by OFAC or the United States Department of State), or (b) the United Nations Security Council, the European Union, any

European Union member state, His Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority with jurisdiction over the Borrower or any of their respective Affiliates.

“SEC” means the Securities and Exchange Commission or any governmental authority succeeding to the functions thereof.

“Side Pocket” means the portion of the Borrower’s investment in a hedge fund that has been deemed as illiquid by the manager of such hedge fund and is not available for redemption at the direction of the Borrower in accordance with the liquidity provided for in such hedge fund’s offering memorandum or separate agreement between such hedge fund and the Borrower.

“Similar Law” means any law that is materially similar to Section 406 of ERISA or Section 4975 of the Code.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan bearing interest at a rate based on Adjusted Term SOFR.

“Subsidiary” means any corporation or other entity at least a majority of the outstanding voting shares of which is at the time owned directly or indirectly by the Borrower.

“Term SOFR” means, with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day of determination as such rate is published by the Term SOFR Administrator; provided, however, that if as of 4:00 p.m. (Chicago time) on any Term SOFR Determination Day the Term SOFR Reference Rate for a tenor of one month has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means March 15, 2024, or such other date on which the Commitment shall terminate as provided in this Agreement.

“Total Eligible Asset Value” means, at any date of determination, an amount equal to the sum of (a) the Borrower’s cash, (b) the fair market value of all cash equivalents of the Borrower, (c) the fair market value of all other marketable securities of the Borrower, and (d) the fair market value of the Borrower’s investments in all hedge funds, including (without limitation) multi-manager hedge funds, minus (e) the Illiquid Assets.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Dollars,” “Dollar” and “$” each means the lawful currency of the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Section 4.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof,” “herein,” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes” and

“including” shall be deemed to be followed by the phrase “without limitation.” All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 4.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.3 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Lender may by notice to the other require that the Borrower and the Lender negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower shall be the same as if such change had not been made. No delay by the Borrower or the Lender in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 4.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

Section 4.4. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

SECTION 5. REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Lender as follows:

Section 5.1. Organization and Qualification. The Borrower is duly formed and validly existing as a Delaware statutory trust and in good standing under the laws of the State of Delaware, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to be so licensed or qualified and in good standing could not reasonably be expected to have a Material Adverse Effect on the Borrower. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents, to make the borrowings herein provided for, to issue the Note in evidence thereof, and to perform each of its obligations herein and therein provided for; and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower of its obligations herein or therein provided for, contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Organizational Document provision of the Borrower or any indenture or agreement of or affecting the Borrower or any of its Properties, or result in the creation or imposition of any Lien on any Property of the Borrower, except where such contravention, default or creation or imposition of any Lien would not have a Material Adverse Effect on the Borrower.

Section 5.2. Subsidiaries. The Borrower has no Subsidiaries.

Section 5.3. Financial Reports. The balance sheet of the Borrower as at December 31, 2021, and the related statements of income, retained earnings and cash flows of the Borrower for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Deloitte & Touche LLP, independent public accountants, and the unaudited interim balance sheet of the Borrower as at September 30, 2022, heretofore furnished to the Lender, fairly present, in all material respects, the consolidated financial condition of the Borrower as at said dates and the results of its operations and cash flows for the periods then ended in accordance with GAAP applied on a consistent basis, except as expressly noted therein. The Borrower does not have any contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 7.4 hereof.

Section 5.4. Litigation and Other Controversies; Taxes; Approvals. There is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened in writing, against the Borrower which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Borrower. All income tax returns for the Borrower required to be filed have been filed on a timely basis (including any extensions) and all amounts required to be paid as shown by said returns have been paid, except for (a) any amounts being contested in good faith by appropriate proceedings and for which adequate reserves have been established therefore or (b) those which the failure to do so could not reasonably be expected to have a Material Adverse Effect. There are no written objections to or assessments due in respect of, any material tax returns of the Borrower pending, nor to the knowledge of the Borrower is any such objection or assessment threatened. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 5.5. ERISA. (a) The Borrower does not maintain an employee pension benefit plan subject to Title IV of ERISA for one or more of its employees (if any), nor does it have any material liability in respect of any employee benefit plan (within the meaning of ERISA) maintained by an ERISA Affiliate.

(b) To the extent that the Borrower’s assets are considered plan assets within the meaning of the Plan Assets Regulation, the Borrower represents and warrants as follows:

(i) The Borrower’s Advisor is an “investment manager” (as defined in Section 3(38) of ERISA) with respect to the plan assets of each of the Plan Investors invested in the Borrower, and is a qualified professional asset manager (“QPAM”) within the meaning of Part V(a) of the U.S. Department of Labor Prohibited Transaction Class Exemption 84-14, as amended (“PTCE 84-14”).

(ii) The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document, and the consummation of the transactions contemplated hereby and thereby, satisfy all of the requirements and conditions of Part I, “General Exemption,” of PTCE 84-14.

(c) To the extent that the Borrower’s assets are subject to Similar Law, the Borrower represents and warrants that the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document, and the consummation of the transaction contemplated hereby or thereby, do not violate such Similar Law.

(d) To the extent that the Borrower’s assets are considered plan assets within the meaning of the Plan Asset Regulation or who is subject to Similar Law, the Borrower represents and warrants as follows:

(i) The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document, and the consummation of the transactions contemplated hereby or thereby, are permitted under the Organizational Documents of the Borrower.

(ii) The Advisor has analyzed how this Agreement and the other Loan Documents and the transactions contemplated hereby or thereby fit into the Borrower’s overall objectives and has determined that the execution, delivery and performance of this Agreement and the Loan Documents and the consummation of the transaction contemplated hereby and thereby is consistent with such objective.

Section 5.6. Compliance with Laws. The Borrower is in compliance with the requirements of all foreign, federal, state and local laws, rules, ordinances, orders and regulations applicable to or pertaining to the Properties or business operations of the Borrower (including, without limitation, the 1940 Act and Regulation U of the Federal Reserve System), except where such non-compliance, individually or in the aggregate, would not have a Material Adverse Effect. The Borrower is not subject to any applicable law (other than the 1940 Act) which limits its ability to incur indebtedness.

Section 5.7. No Default. No Event of Default with respect to the Borrower is existing under this Agreement.

Section 5.8. Accurate Information. The information, exhibits and reports furnished by the Borrower to the Lender with respect to the Borrower in connection with the negotiation of the Loan Documents and the commitment by the Lender to provide all or part of the financing contemplated hereby, taken as a whole, do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

Section 5.9. Enforceability. This Agreement and the other Loan Documents, upon execution and delivery, will constitute legal, valid and binding agreements of the Borrower, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions for the relief of debtors or the limitation of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 5.10. No Default Under Other Agreements. The Borrower is not in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which it is a party or by which it or its Property is bound, which default could reasonably be expected to have a Material Adverse Effect with respect to the Borrower.

Section 5.11. Governmental Regulations. The Borrower is a closed-end management investment company registered as such under the 1940 Act, and the outstanding shares of each class of its stock (i) have been legally issued and are fully paid and non-assessable, and (ii) have been sold only in states or other jurisdictions in which all filings required to be made under applicable state securities laws have been made.

Section 5.12. Federal Reserve Regulations; Use of Loan Proceeds. No part of the proceeds of the Loans made to the Borrower will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any governmental authority, including, without limitation, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended. If more than 25% of the assets of the Borrower consists of direct investments in Margin Stock (as defined in said Regulation U), then the aggregate market value (determined in accordance with Regulation U) of direct investments in Margin Stock owned by the Borrower will at all times equal or exceed 200% of the aggregate principal balance of the Loans made to the Borrower. If requested by the Lender from time to time, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of Form U-1 referred to in Regulation U. The Borrower shall use the proceeds of the Loans obtained by it hereunder to finance short-term timing differences between the redemption of investments or receipt of investor capital and the redemption of investor capital accounts, to fund investments with new investment managers and for its general working capital purposes, in each case in accordance with term and conditions of the Borrower’s Organizational Documents.

Section 5.13. No Material Adverse Change. Since September 30, 2022, no event, development or circumstance has occurred with respect to the Borrower that has had or could reasonably be excepted to have a Material Adverse Effect.

Section 5.14. Organizational Documents. The Borrower is in compliance in all material respects with its Organizational Documents.

Section 5.15. Sanctions; Anti-Money Laundering Laws and Anti-Corruption Laws. (a) None of the Borrower, nor any director or officer of the Borrower, nor, to the knowledge of the Borrower, any employee, agent or representative of the Borrower, is a Sanctioned Person or currently the subject or target of any Sanctions.

(b) The Borrower, the Borrower’s directors and officers, and, to the knowledge of the Borrower, the Borrower’s employees, agents and representatives, are in material compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(c) The Borrower has instituted and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower and the Borrower’s directors, officers, employees and agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

Section 5.16. No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby; and the Borrower hereby agrees to indemnify the Lender against, and agree that they will hold the Lender harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

SECTION 6. CONDITIONS PRECEDENT.

The obligation of the Lender to make any Loan under this Agreement is subject to the following conditions precedent:

Section 6.1. Initial Advance. At or prior to the making of the initial extension of credit hereunder, the following conditions precedent shall have been satisfied:

(a) the Lender shall have received the following (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Lender:

(i) this Agreement signed by the Borrower;

(ii) the Note signed by the Borrower;

(iii) a certified copy of resolutions of the Board of Directors or Trustees (or other governing body) of the Borrower together with certificates of formation (or the equivalent), if applicable, certified to by the Delaware Secretary of State together with certified copies of the Borrower’s Organizational Documents;

(iv) an incumbency certificate containing the name, title and genuine signatures of the Borrower’s and the Advisor’s Authorized Representatives; and

(v) an Internal Revenue Service Form W-9 duly executed by the Borrower;

(b) the Lender shall have received a good standing certificate for the Borrower (dated as of the date no earlier than thirty (30) days prior to the date of this Agreement) from the office of the Delaware Secretary of State; and

(c) the Lender shall be satisfied that the Loans and the use of proceeds thereof comply in all respect with Regulation U, and if required by Regulation U, the Lender shall have received a copy of FR Form U-1 duly executed and delivered by the Borrower.

Section 6.2. Conditions to Each Loan. As of the time of the making of each Loan hereunder (including the initial Loan):

(a) each of the representations and warranties set forth in Section 5 hereof shall be and remain true and correct in all material respects as of said time, except for those representations and warranties that expressly refer to a specific date and that the representations and warranties made under Section 5.3 shall be deemed to refer to the most recent financial statements furnished to the Lender pursuant to Section 7.4 hereof;

(b) no Default or Event of Default shall have occurred and be continuing;

(c) the Borrower shall deliver a Notice of Borrowing to the Lender, which includes, among other things, a certification that after giving effect to each Loan requested hereunder, (i) the aggregate principal amount of all Loans then outstanding does not exceed the lesser of (A) the Commitment, and (B) the Borrowing Limit; and

(d) such extension of credit shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

The Borrower’s request for any Loan shall constitute its warranty as to the facts specified in subsections (a) through (c), both inclusive, above.

SECTION 7. COVENANTS.

So long as credit is in use or available under this Agreement or any amount remains unpaid on any Loan, except to the extent compliance in any case or cases is waived in writing by the Lender, the Borrower agrees as follows:

Section 7.1. Maintenance of Business. The Borrower shall take all reasonable action to preserve and maintain its existence. The Borrower shall preserve and keep in force and effect all licenses, permits, franchises, privileges, and other proprietary rights necessary to the normal conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 7.2. Taxes. The Borrower will duly pay and discharge all taxes, rates, assessments, fees and governmental charges upon or against the Borrower or against its Properties in each case before the same becomes delinquent and before penalties accrue thereon unless and to the extent that (a) such taxes, rates, assessments, fees or governmental charges are being contested in good faith and by appropriate proceedings and (b) the failure to pay such taxes, rates, assessments, fees or governmental charges could not reasonably be excepted to have a Material Adverse Effect.

Section 7.3. Use of Proceeds. The proceeds of all Loans made hereunder shall be used solely for the purposes set forth in, or otherwise permitted by, Section 5.12 hereof.

Section 7.4. Reporting. The Borrower will furnish (or cause the Advisor to furnish) with reasonable promptness to the Lender and its duly authorized representatives such information respecting the business and financial condition of the Borrower as the Lender may reasonably request (including, but not limited to, a completed Fund of Fund Information Template for the Borrower in the form of Exhibit D attached hereto); and, without any request, the Borrower will furnish to the Lender:

(a) As soon as available, but in any event within 180 days after the end of each fiscal year of the Borrower, a copy of the Borrower’s financial statements (including a balance sheet, income statement and statement of changes in stockholder’s capital) as at the end of such fiscal year, together with the related schedule of investments and statements of operations, changes in net assets as of and through the end of such fiscal year. Each such financial statement shall be certified without qualification by the Borrower’s independent auditor (who shall be Deloitte & Touche LLP, or any other firm of nationally recognized independent public accountants selected by the Borrower and reasonably acceptable to the Lender (the “Accountants”)), which certification shall (i) state that the examination by such Accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and (ii) include the opinion of such Accountants that such financial statements have been prepared in conformity with GAAP, consistently applied, except as otherwise specified in such opinion;

(b) As soon as available, and in any event within sixty (60) days after the last day of each fiscal quarter of the Borrower, a copy of the balance sheet and income statement for the Borrower for the fiscal quarter and the fiscal year-to-date period then ended, each in reasonable detail, prepared and certified by the chief financial officer of the Advisor;

(c) No later than sixty (60) days after the last day of each fiscal quarter of the Borrower, a certificate in the form attached hereto as Exhibit C (each, a “Compliance Certificate”), prepared and certified by the chief executive officer, chief financial officer or chief operating officer or other financial officer of the Advisor showing compliance by the Borrower with the requirements of Sections 7.20 and 7.21 hereof;

(d) As soon as available, but in any event not later than thirty (30) days after the end of each calendar month, a summary of the Borrower’s returns on its investments during such month and the Net Asset Value of such investments as of the last day of such month prepared by the Borrower’s administrator and attested to by the Advisor as being accurate to the best of its knowledge;

(e) As soon as available, but in any event not later than thirty (30) days after the mailing thereof, a copy of each general mailing to the shareholders or unit holders of the Borrower to the extent such mailing includes the Organizational Documents or any material change in the terms thereof, including, without limitation, any change in (i) the investment objectives, (ii) the investment policies, (iii) restrictions on borrowings, or (iv) the identity of the directors or executive officers of the Borrower;

(f) If, at the close of any Business Day, the principal balance of the Loans exceeds the Borrowing Limit, the Borrower shall provide to the Lender a written notice to such effect within one Business Day thereafter and comply with the requirements of Section 2.3 hereof;

(g) No later than forty-five (45) days after the occurrence thereof, written notice of any change in the name, jurisdiction of incorporation or formation or fiscal year of the Borrower;

(h) No later than five (5) Business Days after becoming available, copies of all (i) material special reports, schedules and other material which the Borrower may now or hereafter be required to file with or deliver to any securities exchange or the SEC or any similar agency or instrumentality of the United States (it being understood and agreed that any financial statement or filing with the SEC required to be delivered under this Agreement shall be deemed to have been delivered on the date on which the Borrower provides notice to the Lender that such financial statement or filing is posted on the website of the SEC at www.sec.gov), and (ii) material news releases and annual reports relating to the Borrower;

(i) No later than forty-five (45) days after the execution thereof, copies of all material amendments to all investment advisory contracts and contracts with any principal underwriter and any new investment advisory contracts and contracts with any principal underwriter entered into after the date of this Agreement;

(j) No later than thirty (30) days after the effective date thereof, notice of any amendment or other modification of the Borrower’s fundamental investment objectives and policies, including policies relating to the incurrence or assumption of Debt; and

(k) Promptly after knowledge thereof shall have come to the attention of any responsible officer of the Borrower or the Advisor, written notice (i) of any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against the Borrower or any of its Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (ii) of the occurrence of any Default or Event of Default hereunder, (iii) of the occurrence of any breach, or that, with the giving of notice or lapse of time, either the Advisor or the Borrower will be in breach, of any aspect of any of the representations, warranties or covenants in Sections 5.5(b), (c) or (d) and 7.13(b) or that any of such representations, warranties or covenants are untrue, or (iv) the occurrence of any Material Adverse Change with respect to the Borrower.

Section 7.5. Inspection. The Borrower shall permit representatives and agents of the Lender, upon reasonable advance notice and at such reasonable times during normal business hours, to inspect any of the Properties, corporate books and financial records of the Borrower, to examine and make copies of the books of accounts and other financial records of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its officers during normal business hours and upon reasonable advance notice; provided that, the Borrower shall be entitled to have its representatives and advisors present during all inspections of its corporate books and financial records; provided further, that so long as no Default or Event of Default has occurred and is continuing, the Lender shall be entitled to one such inspection in any given calendar year.

Section 7.6. Consolidation and Merger. The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the Property of the other Person unless: (a) the Borrower is the continuing or surviving entity, (b) no Event of Default shall have occurred or be continuing or would result therefrom, and (c) the Lender provides its written consent to such consolidation or merger (such consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.7. Transactions with Affiliates. The Borrower will not enter into any transaction, including without limitation, the purchase, sale, lease or exchange of any Property, or the rendering of any service, with any Affiliate of the Borrower except as permitted in its Organizational Documents pursuant to the reasonable requirements of the Borrower’s business (including trades between the Borrower and another fund for whom the Advisor is the principal investment manager) and upon terms no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower.

Section 7.8. Liens. The Borrower will not pledge, mortgage or otherwise encumber or subject to or permit to exist upon or be subjected to any Lien, on any of its Properties of any kind or character at any time owned by the Borrower other than:

(a) Liens, pledges or deposits for taxes, assessments, statutory obligations or other similar charges, provided in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and adequate reserves have been provided therefor in accordance with GAAP and that the obligation is not for borrowed money, customer advances or trade payables;

(b) the pledge of Property for the purpose of securing an appeal or stay or discharge in the course of any legal proceedings or securing any indemnity bond relating thereto, provided that the aggregate amount of liabilities of the Borrower so secured by a pledge of Property permitted under this subsection (b) including interest and penalties thereon, if any, shall not be in excess of $1,000,000 at any one time outstanding;

(c) customary rights of setoff and liens upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business securing payment of fees, indemnities and other similar obligations; and

(d) Liens in connection with any Permitted Hedging Transaction.

Section 7.9. Borrowings and Guaranties. The Borrower shall not issue, incur, assume, create or have outstanding any Debt nor be or remain liable, whether as endorser, surety, guarantor or otherwise, for or in respect of any liability or Debt of any other Person other than:

(a) Debt arising under or pursuant to this Agreement or the other Loan Documents, and any other Debt owing by the Borrower to the Lender;

(b) the liability of the Borrower arising out of the endorsement for deposit or collection of commercial paper received in the ordinary course of business;

(c) any Permitted Hedging Transaction;

(d) obligations of the Borrower pursuant to any repurchase investment issued by the Borrower in connection with any tender offer; and

(e) Debt of the Borrower (other than for borrowed money) incurred in the ordinary course of business or permitted to be incurred in accordance with the investment policies of the relevant Borrower’s investment policies as described in its Organizational Documents (or as prescribed by its Board of Directors or other governing body), including, without limitation, in respect of subscriptions to purchase hedge fund investments.

Section 7.10. Investments, Loans, Advances and Acquisitions. The Borrower will not make or retain any investment (whether through the purchase of stock, obligations or otherwise) in or make any loan or advance to, any other Person or acquire substantially as an entirety the Property or business of any other Person, in each case that is not permitted by the Borrower’s Organizational Documents.

Section 7.11. Sale of Property. The Borrower will not sell, lease, assign, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or a material part of its Property except for sales of Property (including without limitation sales of Property to effect redemptions) as described in its Organizational Documents.

Section 7.12. Compliance with Laws. Borrower shall comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable or pertaining to its Property or business operation, except where such non-compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 7.13. ERISA. (a) The Borrower will have no employees on account of whom the Borrower is required to comply in any respect with Title IV of ERISA, nor will the Borrower have any material liability in respect of any employee benefit plan (within the meaning of ERISA) maintained by an ERISA Affiliate.

(b) The Borrower shall not take any action that would render the representations and warranties in Section 5.5 hereof untrue, incorrect or incomplete at any time during such period. With respect to the execution and delivery of this Agreement or the other Loan Documents or the extension of credit hereunder or thereunder, the Borrower shall not, nor shall it permit the Advisor to, engage in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or otherwise materially violate the provisions of Title I of ERISA or Similar Law, and the Borrower shall ensure that PTCE 84-14 continues to apply to this Agreement and the Loan Documents and the extension of credit hereunder and thereunder or shall ensure that the assets of the Borrower are not treated as plan assets within the meaning of the Plan Asset Regulation or as being subject to Similar Law or, as applicable, that another exemption to the provisions of Section 406 of ERISA, Section 4975 of the Code and Similar Law applies.

Section 7.14. Dividends and Certain Other Restricted Payments. The Borrower will not (a) declare or pay any dividends on or make any other distributions in respect of any class of its capital stock or other equity interests (other than dividends payable solely in its capital stock or other equity interests or in stock options, warrants, or other rights to purchase its capital stock or other equity interests) or (b) directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock or other equity interests (all of the items described in subsections (a) and (b) are referred to collectively as “Restricted Payments”); provided that the foregoing shall not prohibit (i) the making of any Restricted Payments, including distributions to redeeming investors in accordance with the Organizational Documents, if immediately after giving effect thereto no Default or Event of Default with respect to the Borrower would exist hereunder, and (ii) Restricted Payments to the extent necessary to minimize or eliminate federal or state income taxes payable by the Borrower or any holder of its capital stock or equity interests to the extent the Borrower is a Subchapter S corporation or another pass-through entity.

Section 7.15. Registered Investment Company. The Borrower will maintain its status as a closed-end management investment company under the 1940 Act.

Section 7.16. Compliance with Organizational Documents. The Borrower will comply in all material respects at all times with the limitations in its Organizational Documents.

Section 7.17. Amendment of Certain Documents. The Borrower shall not amend or otherwise modify its Organizational Documents in any manner that would materially adversely affect the Lender as a holder of the Note.

Section 7.18. Fiscal Year. The Borrower will not change its fiscal year, except with the consent of the Lender, whose consent may not be unreasonably withheld, conditioned or delayed.

Section 7.19. Subsidiaries. The Borrower will not create or acquire any Subsidiary.

Section 7.20. Financial Covenants.

(a) Maximum Leverage. The Borrower shall not, as of the last day of each calendar month, permit the ratio of the Borrower’s Debt to its Total Eligible Asset Value to exceed 0.10 to 1.0. For purposes of this Section 7.20, (i) any obligation of the Borrower pursuant to any repurchase investment issued by it in connection with any tender offer shall be excluded from the calculation of Debt; (ii) the principal amount of Debt in respect of any Hedging Liability shall equal the amount that would be payable (giving effect to netting) at such time if the given hedge arrangement were terminated; and (iii) any Hedging Liability of the Borrower in respect of any yen share class hedging arrangement shall be excluded from the calculation of Debt.

(b) Maximum Net Loss. The Borrower shall not, as of the last day of each calendar month, permit its Net Asset Value (after giving effect to adjustments for any redemptions or subscriptions made during the twelve month period ending on such calendar month) to decrease by more than 15% from the Borrower’s Net Asset Value as of the last day of the corresponding month from the preceding calendar year.

(c) Maximum Monthly Loss. The Borrower shall not, as of the last day of each calendar month, permit its Net Asset Value (after giving effect to adjustments and redemptions during such month) to decrease by more than 7.5% of the Borrower’s Net Asset Value as of last day the preceding calendar month.

Section 7.21. Covenants Relating to Investments.

(a) Minimum Number of Managers. The Borrower shall not, at any time, have its investments managed by fewer than the minimum number of independent investment managers set forth on Schedule I attached hereto opposite the Borrower’s name under the caption “Minimum Number of Investment Managers”.

(b) Maximum Allocation to Single Manager. The Borrower shall not, at any time permit, any single independent investment manager to manage investments of the Borrower having an aggregate fair market value greater than the Borrower’s Maximum Allocation at such time.

(c) Maximum Allocation to Five Largest Managers. The Borrower shall not, at any time, permit the aggregate fair market value of the Borrower’s investments managed by the five investment managers managing the five largest percentages (determined on the basis of fair market value) of the Borrower’s investments to exceed the Borrower’s Maximum Allocation.

(d) Minimum Value of Redeemable Investments. The Borrower shall not, during any calendar quarter for the Borrower, permit less than the Minimum Redeemable Amount of the Borrower’s Total Eligible Asset Value to be redeemable by the Borrower on or prior to the last Business Day of such calendar quarter of the Borrower.

Section 7.22. Change in the Nature of Business. The Borrower shall not engage in any business or activity if as a result the general nature of the business of the Borrower would be changed in any material respect from the general nature of the business engaged in by it as of the date hereof.

Section 7.23. Change in Investment Manager or Custodian. The Borrower will not change the Advisor as its investment manager, unless the successor thereto is an Affiliate of the Borrower’s then current investment manager or approved by the Lender (which approval shall not be unreasonably withheld, conditioned or delayed), or change its custodian, in each case without the prior written consent of the Lender (which will not be unreasonably withheld, conditioned or delayed).

Section 7.24. Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. (a) The Borrower shall at all times comply in all material respects with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to the Borrower and shall cause each of its Subsidiaries, if any, to comply in all material respects with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to such Persons.

(b) The Borrower (i) shall provide the Lender any information regarding the Borrower and each of its owners, Affiliates, and Subsidiaries, if any, necessary for the Lender to comply with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions; subject however, in the case of Affiliates, to the Borrower’s ability to provide information applicable to them and (ii) is excluded from inclusion as a “legal entity customer” for purposes of the beneficial ownership rule under the Beneficial Ownership Regulations.

(c) The Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower and its Subsidiaries, if any, and their respective directors, officers, employees and agents, with applicable Anti-Corruption Laws, Anti Money-Laundering Laws and Sanctions.

SECTION 8. EVENTS OF DEFAULT AND REMEDIES.

Section 8.1. Events of Default Defined. Any one or more of the following shall constitute an Event of Default:

(a) Default in the payment when due of any principal of the Note or default for a period of five (5) Business Days by the Borrower in the payment when due of any interest on the Note or other amount payable by the Borrower pursuant to any provision of this Agreement; or

(b) (i) Default by the Borrower in the observance or performance of any covenant, condition, agreement or provision in Sections 7.3, 7.6, 7.8, 7.9, 7.11, 7.13, 7.14, 7.17, 7.19, 7.20, 7.21, 7.22, or 7.23, inclusive of this Agreement, or (ii) Default by the Borrower in the observance or performance of any covenant, condition, agreement or provision in Sections 7.4 and 7.10 of this Agreement and such default shall continue for a ten (10) Business Days after the earlier to occur of (A) the date on which such failure shall first become known to any financial officer of the Borrower or (B) written notice thereof is given to the Borrower by the Lender or by the holder of any Note; or

(c) Default by the Borrower in the observance or performance of any other covenant, condition, agreement or provision in this Agreement or in any of the other Loan Documents and such default shall continue for thirty (30) days after written notice thereof to the Borrower by the Lender or by the holder of any Note; or

(d) Default shall occur under any evidence of Debt issued or assumed or guaranteed by the Borrower or under any mortgage, agreement or other similar instrument under which the same may be issued or secured, in each case in the aggregate amount in excess of $2,500,000, and such default shall continue for a period of time sufficient to permit the acceleration of maturity of any indebtedness evidenced thereby or outstanding thereunder; or

(e) Any representation or warranty made by the Borrower herein or in any of the other Loan Documents or in any statement or certificate furnished by it pursuant hereto or thereto proves untrue in any material respect as of the date of the issuance or making thereof; or

(f) Any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $1,000,000 shall be entered or filed against the Borrower or against any of its Property or assets and remains unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days from the date of its entry; or

(g) The Borrower shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code of 1978, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due or suspend generally payment of its obligations, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment or a receiver, custodian (excluding investment company custodial arrangements meeting the requirements of Section 17(b) of the 1940 Act), trustee, conservator, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code of 1978, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, marshalling of assets, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) fail to contest in good faith any appointment or proceeding described in Section 8.1(h) hereof, or (vii) take any action in furtherance of any of the foregoing purposes; or

(h) A custodian (excluding investment company custodial arrangements meeting the requirements of Section 17(b) of the 1940 Act), receiver, trustee, conservator, liquidator or similar official shall be appointed for the Borrower or any substantial part of its Property, or a proceeding described in Section 8.1(g)(v) shall be instituted against the Borrower and such appointment continues undischarged or any such proceeding continues undismissed or unstayed for a period of sixty (60) days; or

(i) The Borrower, if currently registered under the 1940 Act or similar foreign law, shall fail to comply in any material respect with any provision of the 1940 Act, or similar foreign law.

Section 8.2. Remedies for Non-Bankruptcy Defaults. When any Event of Default with respect to a Borrower, other than an Event of Default described in subsection (g) or (h) of Section 8.1 hereof, has occurred and is continuing, the Lender may, by notice to the Borrower, take either or both of the following actions: (i) terminate the Commitment of the Lender available to the Borrower hereunder stated in such notice, and (ii) declare the principal of and the accrued interest on the Note of the Borrower to be forthwith due and payable and thereupon said Note, including both principal and interest, shall be and become immediately due and payable together with all other amounts payable by the Borrower under this Agreement without further demand, presentment, protest or notice of any kind.

Section 8.3. Remedies for Bankruptcy Defaults. When any Event of Default described in subsections (g) or (h) of Section 8.1 hereof has occurred and is continuing with respect to a Borrower, then the principal of and accrued interest on the Note of the Borrower shall immediately become due and payable together with all other amounts payable by the Borrower under this Agreement without presentment, demand, protest or notice of any kind, and the obligation of the Lender to extend further credit to the Borrower pursuant to any of the terms of this Agreement shall immediately terminate.

SECTION 9. MISCELLANEOUS.

Section 9.1. Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and the Borrower. No notice to or demand by Lender on the Borrower not required pursuant to the terms of this Agreement shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 9.2. No Waiver of Rights. No delay or failure on the part of the Lender or on the part of the holder or holders of any Note in the exercise of any power or right shall operate as a waiver thereof, nor as an acquiescence in any Default or Event of Default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies hereunder of the Lender and of the holder or holders of any Notes are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 9.3. Holidays. If any principal of any Note shall fall due on a Saturday, Sunday or on another day which is a legal holiday in the State of Illinois, interest at the rate such Note bears for the period prior to maturity shall continue to accrue on such principal from the stated due date thereof to the next succeeding Business Day on which the same is payable.

Section 9.4. Documentary Taxes. The Borrower shall pay on demand any documentary, stamp or similar taxes payable in respect to this Agreement, the Notes, and the other Loan Documents including interest and penalties, in the event any such taxes are assessed irrespective of when such assessment is made and whether or not any credit is then in use or available under the Loan Documents.

Section 9.5. Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and of the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 9.6. Notices. Unless otherwise expressly provided herein, all communications provided for herein shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below (or, in the case of any Notice of Borrowing, the telecopier number specified on Exhibit B attached hereto), or such other address or telecopier number as such party may hereafter specify by notice to the other given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices to the Borrower shall be effective if sent to the Advisor. Notices hereunder shall be addressed:

to the Advisor at:	to the Lender at:

50 South Capital Advisors, LLC	Bank of Montreal (Chicago Branch)
50 S. LaSalle Street, M12	320 South Canal Street
Chicago, Illinois 60603	Chicago, Illinois 60606
Attention: Jeffrey Buth	Attention: Futures and Securities Division
Telephone: (312) 557-1338	Telephone: (312) 461-4657
Email: jeffrey.buth@50southcapital.ntrs.com	Telecopy: (312) 765-8201

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, postage prepaid, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when so delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

Section 9.7. Costs and Expenses; Indemnification. The Borrower agrees to pay all reasonable and invoiced out-of-pocket costs and expenses of the Lender in connection with the preparation, negotiation, and administration of the Loan Documents, including, without limitation, the reasonable and invoiced out-of-pocket fees and disbursements of one external counsel to the Lender, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated. The Borrower agrees to pay on demand all reasonable and invoiced out of pocket costs and expenses (including reasonable and invoiced attorneys’ fees), if any, incurred by the Lender in connection with the enforcement against the Borrower of this Agreement, the other Loan Documents and any of the other instruments and documents to be delivered hereunder or thereunder. The Borrower agrees to indemnify and save harmless the Lender and its directors, officers and employees (collectively, with the Lender, the “Indemnified Parties” and each an “Indemnified Party”), from any and all claims, liabilities, losses, costs and expenses incurred by an Indemnified Party in connection with any action, suit or proceeding brought against an Indemnified Party by any Person which arises out of the transactions contemplated or financed hereby or the Note, or out of any action or inaction by the Indemnified Parties hereunder or thereunder, except for such thereof as is caused by the gross negligence, willful misconduct or bad faith of such Indemnified Party. The provisions of this Section 9.7 shall survive payment of the Notes and the termination of the Commitment hereunder.

Section 9.8. Submission to Jurisdiction; Waiver of Jury Trial. The Lender and the Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York, New York for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Lender and the Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the Borrower and the Lender hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.

Section 9.9. Counterparts; Digital Copies. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, each of which shall constitute an original, and all such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement and such counterpart shall be deemed to be an original hereof.

Section 9.10. Successors and Assigns; Governing Law; Entire Agreement. (a) This Agreement shall be binding upon the Borrower and its successors and assigns, and shall be binding upon and inure to the benefit of the Lender and the benefit of its successors and permitted assigns, including any permitted subsequent holder of each Note. The Borrower may not assign its rights hereunder without the written consent of the Lender. The Lender shall provide written notice to the Borrower of its assignment of the Commitment or any Loans hereunder. The Lender, acting solely for the purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each assignment agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error. The Borrower and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the country. The Register shall be available for inspection by the Borrower and any Lender, at reasonable time and from time to time upon reasonable prior notice.

(b) This Agreement and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 9.11. Confidentiality. The Lender agrees to keep confidential all non-public information provided to it by any of the Borrower pursuant to this Agreement and to use such information only in connection with this Agreement; provided that nothing herein shall prevent the Lender from disclosing any such information (i) to any assignee or potential assignee who agrees for the benefit of the Borrower to comply with the provisions of this Section, (ii) to its employees, directors, Affiliates, agents, attorneys, accountants and other professional advisors who have a need to know such information in accordance with customary banking practices, (iii) upon the request or demand of any Governmental Authority having jurisdiction over such Lender, (iv) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any requirement of law, or (v) which has been publicly disclosed other than in breach of this Agreement. To the extent legally permissible, the Lender shall give the Borrower prior written notice of disclosure under clauses (iii) and (iv) above; provided however, failure to provide such notice shall not affect any of the Lender’s rights hereunder. For purposes of this Section 9.11, “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

Section 9.12. Table of Contents and Headings. The table of contents and section headings in this Agreement are for convenience of reference only and shall not govern the interpretation of any of the provisions hereof.

Section 9.13. Withholding Taxes. Payments Free of Withholding. (a) Except as otherwise required by law, each payment by the Borrower under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than Excluded Taxes) imposed by or within the jurisdiction in which the Borrower is domiciled, any jurisdiction from which the Borrower makes any payment, or any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Borrower shall make the withholding, pay the amount withheld to the appropriate Governmental

Authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by the Lender be free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which the Lender would have received had such withholding not been made. If the Lender pays any amount in respect of any such taxes, penalties or interest, the Borrower shall reimburse the Lender for that payment on demand in the currency in which such payment was made. If the Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender on or before the thirtieth day after payment.

(b) U.S. Withholding Tax Exemptions. (i) If the Lender is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which such Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, the Lender shall deliver to such Borrower, at the time or times prescribed by applicable law or as reasonably requested by such Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate.

(ii) Without limiting the generality of Section 9.13(b)(i), to the extent that the Lender is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers (and the assigning Lender, if any) on or before the date such financial institution becomes a Lender hereunder, two duly completed and signed copies of (i) either Form W-8BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents) or Form W-8ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a Form W-8BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate reasonably acceptable to the Borrower representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, such Lender shall submit to the Borrowers such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrowers in a written notice to such Lender and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents.

(iii) Without limiting the generality of Section 9.13(b)(i), to the extent that the Lender is a United States person (as such term is defined in Section 7701(a)(30) of the Code), the Lender shall deliver to such Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower) executed originals of Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(iv) Without limiting the generality of Section 9.13(b)(i), if a payment made to the Lender hereunder would be subject to United States Federal withholding tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to such Borrower, at the time or times prescribed by law and at such time or times reasonably requested by such Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower as may be necessary for such Borrower to comply with its obligations under FATCA, to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 9.13(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(c) Inability of Lender to Submit Forms. If any Assignee Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrowers any form or certificate that such Assignee Lender is obligated to submit pursuant to subsection (b) of this Section 9.13 or that such Assignee Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Assignee Lender shall promptly notify the Borrowers of such fact and the Assignee Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(d) If the Lender determines that it has actually received any refund attributable to taxes paid by a Borrower under Section 9.13(a) and the Lender is able to identify such refund as being attributable to any amount paid by such Borrower under Section 9.13(a), the Lender shall reimburse such Borrower such amount as the Lender shall determine in good faith is attributable to the relevant taxes or deduction or withholding as will leave the Lender, after such reimbursement, in no better or worse position than that in which it would have been if such payment by such Borrower under Section 9.13(a) had not been required, provided that if the Lender is required to repay such amount or any portion thereof to the relevant taxing authorities, such Borrower agrees to repay the Lender the amount required to be repaid. Nothing contained herein shall interfere with the right of the Lender to arrange its tax affairs in whatever manner it thinks fit and, in particular, the Lender shall not be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such taxes in priority to any other claims, reliefs, credits, or deductions available to it or obligate the Lender to disclose any information relating to its tax affairs or any computation in respect thereof, or require the Lender to account for any indirect taxation benefits arising from the withholding or deduction of any tax.

Section 9.14. USA Patriot Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.

Section 9.15. Original Agreement. This Agreement amends and restates the Original Credit Agreement and is not intended to be or operate as a novation or an accord and satisfaction of the Original Credit Agreement or the outstanding indebtedness, obligations and liabilities of the Borrower evidenced or provided for thereunder as modified hereby. Without limiting the generality of the foregoing, the Borrower agrees that notwithstanding the execution and delivery of this Agreement, the obligations of the Borrower thereunder shall be and remain in full force and effect, and shall not be affected, impaired or discharged thereby (except as expressly amended by the Loan Documents). All references made to the Original Credit Agreement in any Loan Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement.

[SIGNATURE PAGES TO FOLLOW]

Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall be a contract between us for the purposes hereinabove set forth.

Dated as of the date first written above.

BORROWER:

ALPHA CORE STRATEGIES FUND

By:

Name:

Its:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Accepted and agreed to as of the day and year last above written.

BANK OF MONTREAL (CHICAGO BRANCH)

By:

Name:

Its:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

EXHIBIT A

REVOLVING CREDIT NOTE

$30,000,000.00	March 17, 2023

FOR VALUE RECEIVED, ALPHA CORE STRATEGIES FUND, a Delaware statutory trust (“Borrower”) promises to pay Bank of Montreal (Chicago Branch) (the “Lender”) on the dates specified in the Credit Agreement referred to below, at the office of Bank of Montreal (Chicago Branch) in Chicago, Illinois, Thirty Million and No/100 Dollars ($30,000,000.00), or, if less, the aggregate unpaid principal amount of all Loans made to the Borrower by the Lender under the terms of the Credit Agreement hereinafter mentioned, together with interest on the outstanding principal amount of all such Loans at the rates, and payable in the manner and on the dates, specified in said Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

This Note evidences borrowings by the Borrower under the Credit Agreement dated as of March 17, 2023 (the Credit Agreement, as it may be amended, modified, restated or supplemented from time to time being hereinafter referred to as the “Credit Agreement”), between the Borrower and the Lender. This Note and the holder hereof are entitled equally and ratably to all the benefits provided for under the Credit Agreement to which reference is made for a statement thereof.

This Note amends and restates that certain Revolving Credit Note dated February 29, 2012 made by the Borrower in favor of the Lender (the “Existing Revolving Note”). This Note is issued in replacement and substitution for, and supersedes (but not in novation, discharge or extinguishment of), the Existing Revolving Note.

The payee hereof shall record on its books or records or on a schedule to this Note, which is a part hereof, the principal amount of each Loan made under the Credit Agreement, all payments of principal and interest and the principal balance from time to time outstanding. Prior to transfer of this Note all such amounts shall be recorded on a schedule attached to this Note, and such schedule, absent manifest error, shall be prima facie evidence of all such amounts; provided, however, that the failure of the payee hereof to record any of the foregoing shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to the Borrower under the Credit Agreement together with accrued interest thereon. This Note may be declared due and payable, voluntary prepayments may be made hereon, and mandatory payments shall be paid hereon, all as provided in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, the Borrower shall be liable for the repayment of the principal of, and interest on, the loans made only to the Borrower and no other Borrower shall have any liability therefore.

This Note may be transferred and noted in the Registry in accordance with the provisions of Section 9.10 of the Credit Agreement.

To the extent permitted by applicable law, presentment, demand, protest and notice of dishonor are waived by the Borrower and all endorsers, sureties, makers, guarantors and other parties hereto.

This Note shall be construed and determined in accordance with the laws of the State of New York, without regards to principles of conflict of laws.

ALPHA CORE STRATEGIES FUND

By:

Name:

Title:

EXHIBIT B

NOTICE OF BORROWING

ALPHA CORE STRATEGIES FUND

_________________, _____

Bank of Montreal (Chicago Branch)

320 South Canal Street

Chicago, Illinois 60606

Attention: Sophie L. McFarland

Fax: (312) 293-5030

Phone: (312) 461-5721

Re:	Request for Loan

Reference is made to the Credit Agreement dated as of March 17, 2023 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among Alpha Core Strategies Fund, a Delaware statutory trust (the “Borrower”), and Bank of Montreal (Chicago Branch). Terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

50 South Capital Advisors, LLC (the “Advisor”), as agent for the Borrower, hereby gives you notice pursuant to Section 1.3 of the Agreement that it requests a Loan under the terms of the Agreement, and sets forth below certain terms on which such Loan is requested to be made:

(1)	Date of the requested Loan

(2)	Dollar amount of Loan requested (must be less than or equal to line 6 below)

The Advisor hereby certifies that as of the date such requested Loan is to be advanced, after giving effect to such requested Loan, (i) the aggregate principal amount of all Loans now outstanding does not exceed the lesser of (A) the Commitment, and (B) the Borrowing Limit, as evidenced below;

(4)	Total Eligible Asset Value (per Annex I)	$

(5)	Advance rate	10%

(6)	Borrowing Limit (Line (4) multiplied by Line (5))	$

(7)	Aggregate outstanding principal amount of Loans (including any Commitment Amount Increases) (must be $50,000,000 or less)	$

The Advisor further certifies that the calculations listed on Annex I attached hereto are true and correct after giving effect to the Loan requested hereunder.

Very truly yours,

50 SOUTH CAPITAL ADVISORS, LLC

By:

Name:

Title:

ANNEX I

(TOTAL ELIGIBLE ASSET VALUE CALCULATION)

as of _______________

BORROWER: __________________

(1)	Cash	$

(2)	Fair market value of cash equivalents	$

(3)	Fair market value of marketable securities	$

(4)	Fair market value of investment in all hedge funds, including multi-manager hedge funds	$

(5)	Sum of (1), (2), (3) and (4)	$

(6)	The fair market value of the Borrower’s investments (or any portion thereof) in hedge funds where redemptions have been suspended or have been subject to application of a fund-level gate	$

(7)	The fair market value of the Borrower’s investments (or any portion thereof) in hedge funds that do not permit redemptions by the twelfth month-end immediately following the date of such determination	$

(8)	The fair market value of the Borrower’s investments (or any portion thereof) in hedge funds that are held in Side Pockets.	$

(9)	Sum of (6), (7) and (8)	$

(10)	(5) minus (9) (“Total Eligible Asset Value”)	$

EXHIBIT C

COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished to Bank of Montreal (Chicago Branch) (the “Lender”) pursuant to that certain Credit Agreement dated as of March 17, 2023, (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”), among Alpha Core Strategies Fund, a Delaware statutory trust (the “Borrower”), and the Lender. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The Undersigned hereby certifies that:

1. I am the                          of 50 South Capital Advisors, LLC, as Advisor for the Borrower;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower during the accounting period covered by this Compliance Certificate; and

3. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with Sections 7.20 and 7.21 of the Credit Agreement, all of which data and computations are, true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto, are made and delivered this _____ day of _________, 20__.

50 SOUTH CAPITAL ADVISORS, LLC

By:

Name:

Title:

SCHEDULE I

TO COMPLIANCE CERTIFICATE

Compliance Calculations for

Credit Agreement

Dated as of March 17, 2023

Calculations as of _________, 20___

FUND	MINIMUM # OF MANAGERS	MAXIMUM ALLOCATION TO SINGLE MANAGER	MAXIMUM ALLOCATION TO TOP FIVE MANAGERS	MINIMUM FAIR MARKET VALUE OF INVESTMENTS REDEEMABLE ON A QUARTERLY BASIS OR MORE FREQUENT AS A % OF TOTAL ELIGIBLE ASSETS	MAXIMUM LOSS IN SINGLE MONTH	MAXIMUM NET LOSS IN PREVIOUS TRAILING 12 MONTH PERIOD	MAXIMUM LEVERAGE
Alpha Core Strategies Fund ACTUAL	25	12.5%	35%	50%	7.5%	15%	10%

EXHIBIT D

FUND OF FUND PORTFOLIO INFORMATION TEMPLATE

Fund Name (borrower): Information as of:
Total Assets:	$—
Net Asset Value:	$—
Total Eligible Asset Value:	$—
Cash:	$—
Redemption Period Available to
Investors:	Please Choose from List	(what you allow your investors)
Inception Date of Fund:	—
Underlying Hedge Fund Managers	Underlying Hedge Fund	Strategy	Allocation	Redemption Frequency	Lockups >1 year	Available for Redmption	Notice Period Required for Redemption	Comments
Manager 1	abc hedge fund	Please Choose From List	$—	Please Choose from List	$—	$—	__ days
Manager 2	def hedge fund	Please Choose From List	$—	Please Choose from List	$—	$—	__ days
Manager 2	ghi hedge fund	Please Choose From List	$—	Please Choose from List	$—	$—	__ days
Manager 3	xyz hedge fund	Please Choose From List	$—	Please Choose from List	$—	$—	__ days

EXHIBIT E

COMMITMENT AMOUNT INCREASE REQUEST

_______________, ____

To:	Bank of Montreal (Chicago Branch), as Lender under the Credit Agreement dated as of March 17, 2023 (as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), between Alpha Core Strategies Fund (the “Borrower”) and Bank of Montreal (Chicago Branch), as Lender.

Ladies and Gentlemen:

The Borrower hereby refers to the Credit Agreement and requests that the Lender consent to an increase in the aggregate Commitments (the “Commitment Amount Increase”), in accordance with Section 1.8 of the Credit Agreement, to be effected by an increase in the Commitment of the Lender. Capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

The Commitment Amount Increase shall be in the amount of $___________. After giving effect to such Commitment Amount Increase, the Commitment of the Lender shall be $_____________.

THIS COMMITMENT AMOUNT INCREASE REQUEST SHALL BE CONSTRUED AND DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

The Commitment Amount Increase shall be effective when the executed consent of the Lender is received or otherwise in accordance with Section 1.8 of the Credit Agreement, but not in any case prior to ___________________, ____. It shall be a condition to the effectiveness of the Commitment Amount Increase that all expenses referred to in Section 1.8 of the Credit Agreement shall have been paid.

The Borrower hereby certifies that (a) no Default or Event of Default has occurred and is continuing and (b) each of the representations and warranties set forth in the Credit Agreement and in the other Loan Documents are and remain true and correct in all material respects on the effective date of this Commitment Amount Increase (where not already qualified by materiality, otherwise in all respects), except to the extent the same expressly relate to an earlier date, in which case they shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such earlier date.

Please indicate the Lender’s consent to such Commitment Amount Increase by signing the enclosed copy of this letter in the space provided below.

Very truly yours,

ALPHA CORE STRATEGIES FUND

By:

Name:

Title:

The undersigned hereby consents on this __ day of _____________, to the above-requested Commitment Amount Increase.

BANK OF MONTREAL (CHICAGO BRANCH), as Lender

By:

Name:

Title:

SCHEDULE I

COVENANT REQUIREMENTS

BORROWER	MINIMUM NUMBER OF INVESTMENT MANAGERS 7.21(A)	MAXIMUM ALLOCATION 7.21(B)	MAXIMUM ALLOCATION 7.21(C)	MINIMUM REDEEMABLE AMOUNT 7.21(D)
Alpha Core Strategies Fund	25	12.5%	35%	50%